Exhibit 99.2

FOR IMMEDIATE RELEASE

ACUSPHERE ANNOUNCES POSITIVE RESULTS ON ACCURACY
AND SPECIFICITY OF AI-700 IN FIRST PHASE 3 CLINICAL TRIAL

-Sensitivity of AI-700-Enhanced Stress Echo was Non-Inferior
to Nuclear Stress for One Echo Blinded Reader-

Baltimore, MD, June 5, 2006 - Acusphere, Inc (Nasdaq: ACUS) today announced preliminary results of its first Phase 3 clinical trial of AI-700, the RAMP-1 trial. RAMP-1 was statistically designed to demonstrate that, for 2 out of 3 echo blinded readers, AI-700-enhanced stress echo was non-inferior to nuclear stress in assessing coronary heart disease. The primary endpoints were accuracy, specificity and sensitivity (requiring p value <0.025 for each). The accuracy and specificity results exceeded the criteria for success of this trial, where 3 out of 3 readers met this standard for accuracy and 2 out of 3 readers exceeded this standard for specificity.  The sensitivity results missed the criteria for success of the trial with 1 out of 3 readers meeting the non-inferiority standard. The Company indicated that, based upon its review of the safety data from this trial, AI-700 was well tolerated.

In the RAMP-1 study, the accuracy of the nuclear blinded reader was 70%.  All three echo blinded readers read with accuracy that was statistically non-inferior to the nuclear blinded reader (all p values<0.005). The specificity of the nuclear blinded reader was 63% and the specificity of two of the AI-700 echo blinded readers was statistically superior (both p values<0.001). The sensitivity of the nuclear blinded reader was 78% and the sensitivity of one of the AI-700 echo blinded readers was non-inferior to nuclear (p=0.002). Greater than 99% of the AI-700 images acquired from patients enrolled in the trial were readable.

The majority of adverse events (AEs) reported were mild in intensity, transient, and resolved without residual effects. The most common AEs reported were headache, chest pain, nausea, flushing and dizziness and the majority of these AEs occurred following the administration of the dipyridamole pharmacologic stress agent prior to stress imaging. Serious adverse events (SAEs) and dose discontinuations were experienced in four and five of 321 patients, respectively. All SAEs were non-life threatening, transient, and resolved without residual effects.

“We are pleased that we exceeded the criteria for success in two of our three primary endpoints. All three echo blinded readers in the RAMP-1 trial read with non-inferior accuracy to nuclear stress. The statistical significance of these positive results was very strong in all cases,” stated Sherri C. Oberg, President and CEO of Acusphere. “Based on the strength of the statistical results in the RAMP-1 trial, we feel confident that we have enrolled enough patients in our second Phase 3 trial, the RAMP-2 trial, which we have now completed. We look forward to moving on to our previously announced milestones, including announcing the results of the RAMP-2 trial in Q4 this year.”

Roxy Senior, M.D., Director of Echocardiology and Nuclear Cardiology, Director of Cardiac Research, and Consultant Cardiologist at Northwick Park Hospital and the Imperial College School of Medicine, London UK, and the lead investigator in RAMP-1 stated, “Perfusion assessment meets a tremendous unmet need in echocardiography. By combining accurate evaluation of blood flow to the heart muscle with the existing wall motion analysis, cardiologists look forward to obtaining a high-quality diagnosis in a cost effective and patient-friendly procedure.”

Richard Walovitch, Ph.D., Senior Vice President of Clinical Research at Acusphere commented “These data are very encouraging.  RAMP-1 demonstrates that AI-700-enhanced stress echo is as accurate as nuclear stress testing in evaluating coronary heart disease. We have achieved these overall positive results while comparing our new diagnostic technique to nuclear stress, a technique with which users have had years of experience. The image quality of the AI-700-enhanced stress echo studies was consistently good throughout the trial. I believe that results of AI-700-enhanced stress echo will continue to improve through increased experience of readers and I am particularly encouraged that the AI-700-enhanced stress echo results in this study were favorable when angiography was available as the truth standard.”

The Company announced these results during the Annual Scientific Sessions of the American Society of Echocardiography (ASE), which is currently being held in Baltimore, Maryland.

RAMP-1 (Real-Time Assessment of Myocardial Perfusion) Trial Design

In December 2003, the Company announced the initiation of enrollment of two Phase 3 clinical trials, RAMP-1 and RAMP-2. The RAMP-1 trial (formerly “the 32 trial”) was designed to demonstrate the non-inferiority of AI-700-enhanced stress echo to nuclear stress tests in evaluating patients for coronary heart disease. All 321 patients enrolled in the RAMP-1 clinical trial had pre-existing symptoms, which caused them to be referred for a nuclear stress test. In the RAMP-1 trial, all patients received an evaluation with AI-700 echo, with their hearts both at rest and at stress.  All patients also received a nuclear test with their hearts at rest and at stress.  All patients were evaluated with a truth standard, which was either angiography or nuclear stress adjusted for clinical outcome after 90 days. The trial was conducted at 17 U.S. and international study sites. The stress echo and nuclear stress techniques were standardized throughout the trial and both used commercially available equipment. The stress echo and nuclear stress images from patients enrolled at these sites were sent to blinded readers who evaluated these images for coronary heart disease. The results of these image evaluations by the blinded readers were not disclosed to the clinical trial sites and the Company throughout the RAMP-1 trial.  According to the Company’s statistical analysis plan, the first primary endpoint was accuracy.  If the accuracy endpoint was met, then further analysis was conducted on two additional endpoints, sensitivity and specificity.

About Screening for Coronary Heart Disease

Today, an estimated 11.9 million procedures are done each year in the U.S. to detect coronary heart disease, the leading cause of death in the United States. About 8.9 million of these studies are performed with nuclear stress tests, which assess myocardial perfusion (e.g. blood flow in the heart muscle). Approximately 3 million stress echo (e.g. ultrasound of the heart) procedures are performed annually to assess wall motion. Without a contrast agent, stress echo is not capable of assessing myocardial perfusion. Currently, there is no ultrasound contrast agent approved for assessing myocardial perfusion.

About AI-700

AI-700 is an investigational ultrasound contrast agent in Phase 3 clinical development, designed to provide physicians with valuable information on myocardial perfusion. The Company is developing AI-700 to enable stress echo to assess myocardial perfusion and believes that ultrasound with AI-700 has the potential to be a cost effective and convenient method to screen for coronary heart disease. AI-700 was designed using Acusphere’s proprietary porous microsphere technology.  AI-700 is a dry powder consisting of small, porous microspheres filled with a perfluorocarbon gas.  These microspheres are made of a synthetic biodegradable polymer, called poly (D, L-lactide co-glycolide), or PLGA, that has been used in other drug delivery systems approved by the FDA.  The composition and structure of the microsphere, which contains a phospholipid, and the properties of the perfluorocarbon gases slow the rate at which the gas dissolves and prevent the microspheres from being quickly broken down inside the body.  Prior to use, these microspheres are mixed with sterile water. After creation of this suspension, they are injected into the body by a slow bolus intravenous injection prior to ultrasound imaging.  AI-700 was designed to be used with commercially available ultrasound equipment and established imaging techniques. AI-700 has been studied in more than 1000 patients to date.

Glossary of Terms

Accuracy – a measure of the percentage of patients in which the test is correct relative to the truth standard.

Specificity – a measure of the effectiveness of a test in assessing the absence of disease in the patients who have been shown by the truth standard to be free of coronary heart disease and who are therefore considered to be normal patients.

Sensitivity – a measure of the effectiveness of a test in assessing the presence of disease in the patients who have been shown by the truth standard as having coronary heart disease and who are therefore considered to be sick patients.

Non-inferiority – a statistical type of trial analysis, which is designed to show that one test is comparable to another test, within a certain statistical margin of error.

Blinded Readers – physicians with expertise in reading stress echo images (echo blinded reader) or nuclear stress images (nuclear blinded reader). The physicians have access to no clinical information about the patient, and so blinded reading is much more difficult than reading in the normal clinical setting, where physicians have access to patient history, symptoms and other test results.

P value – a statistical measure which is the probability that the particular result obtained in a trial could have happened by random chance.

Conference Call

Acusphere will host a live conference call and webcast tomorrow, June 6, 2006 at 7:00am EDT (prior to the morning sessions of the American Society of Echocardiography) to discuss these results. Participating on this call will be Sherri Oberg, President and CEO of Acusphere, Richard Walovitch, Ph.D., Senior Vice President of Clinical Research for Acusphere, and Roxy Senior, M.D., Director of Echocardiology in the Department of Cardiology at Northwick Park Hospital and the Imperial College School of Medicine, London UK, a leading thought leader in contrast echocardiography and largest enroller of patients in the RAMP-1 trial.  Callers will have the opportunity to ask questions of the presenters. The conference call may be accessed by dialing 866-831-6291 for domestic callers and 617-213-8860 for international callers and providing the passcode 30295516. The webcast may be accessed by visiting the Investor Relations section of the Company's web site at www.acusphere.com, and will be available for 30 days. A replay of the call will be available beginning June 6, 2006. To access the replay, please dial 888-286-8010 for domestic callers and 617-801-6888 for international callers and provide the access code 84022360.

About Acusphere, Inc.

Acusphere (NASDAQ: ACUS) is a specialty pharmaceutical company that develops new drugs and improved formulations of existing drugs using its proprietary microsphere technology.  Acusphere's three initial product candidates are designed to address large unmet clinical needs within cardiology, oncology and asthma.  These product candidates were created using proprietary technology that enables Acusphere to control the porosity and size of nanoparticles and microspheres in a versatile manner that allows the microspheres to be customized to address the delivery needs of a variety of drugs. For more information about Acusphere visit the Company's web site at www.acusphere.com. "Acusphere" is a trademark of Acusphere, Inc.

Forward-looking Statements

The above press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, including statements regarding the successful completion of clinical trials, upcoming milestone timing and the commercial prospects for the Company’s product candidates. All such forward-looking statements are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The Company's actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including anticipated operating losses and existing capital obligations, uncertainties associated with research, development, testing and related regulatory approvals, including uncertainties regarding the ultimate outcome of Acusphere's Phase 3 clinical trials for AI-700 and uncertainties regarding regulatory evaluation of the Company’s statistical analysis plan and clinical trial results, limited time to date  for the Company to evaluate the details of the clinical trial results , unproven markets, future capital needs and uncertainty of additional financing, lack of sales and marketing experience, uncertainties associated with intellectual property, uncertainties regarding the cost, timing and ultimate success of the qualification of the Company's commercial manufacturing facility in accordance with applicable regulatory requirements,, complex manufacturing, high quality requirements, lack of commercial manufacturing experience, dependence on third-party manufacturers, suppliers and collaborators, competition, loss of key personnel, uncertainties associated with market acceptance and adequacy of reimbursement, technological change and government regulation, and other risks and challenges detailed in the Company's filings with the U.S. Securities and Exchange Commission, including the Company's Quarterly Report on Form 10-Q  for the quarter ended March 31, 2006. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events.

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Acusphere Inc. Contact: John F. Thero Sr. Vice President and CFO Stephen Schultz Director, Corporate Communications (617) 648-8800	Investors: Tel: (617) 925-3444 Email: IR@acusphere.com Media: (617) 648-8800